Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

TEJON RANCH CO.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.50 par value per share	Rule 457(a) (2)	1,782,206 (3)	$16.83	$29,994,526.98	$110.20 per $1,000,000	$3,305.40

Total Offering Amounts					$29,994,526.98		$3,305.40

Total Fee Offsets							—

Net Fee Due							$3,305.40

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.50 per share (the “Common Stock”) of Tejon Ranch Co. that become issuable under the Tejon Ranch Co. 2023 Stock Incentive Plan (the “2023 Plan”), to prevent dilution in the event of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on the New York Stock Exchange, on May 24, 2023.

(3)

Represents (i) 1,282,206 shares of Common Stock reserved for issuance under the 2023 Plan, and (ii) 500,000 shares of Common Stock that may become available for issuance under the 2023 Plan as a result of the 2023 Plan’s share recycling provision.